Filed pursuant to Rule 433. Registration Statement Nos. 333-162219,
333-162219-01, 333-179685 and 333-179685-01
Trading RBS Exchange Traded Notes

Sean O'Hara
(610) 644-8100

To request marketing material and schedule a wholesaler
meeting, please email:
info@pacer[]nancial.com

RBS ETNs are traded on the NYSE Arca: 9:30am - 4:00pm ET

RBS Trendpilot(TM) ETNs track an RBS Trendpilot(TM) Index. RBS Trendpilot(TM) Indices alternate between tracking a Benchmark Index and a
Cash Rate, depending on the performance of the Benchmark Index relative to its 100- or 200-Index business day simple moving average

("SMA"), as applicable. If the Benchmark Index is at or above its SMA for a speci[]ed number of consecutive days (see below), the relevant
Index will track such Benchmark Index (a "positive trend"). If the Benchmark Index is below its SMA for such number of days, the relevant
Index will track the Cash Rate (a "negative trend"). RBS Sector ETNs track a sector-related Index.

     THOMSON   THOMSON     INTRADAY                  MOVING AVG/
                                          ETN    INCEPTION
     ONE INDEX ONE ETN     INDICATIVE                DAYS TO
 PRODUCT                                  TICKER DATE      BENCHMARK INDEX                         CASH RATE
     TICKER    TICKER      VALUE TICKER    CUSIP     CONFIRM TREND
----------------------------------------- ------ --------- ---------------------------------------
 ------------------------------------- --------- ----------- --------------- --------- -------------
 RBS Trendpilot[] ETNs

----------------------------------------- ------ --------- ---------------------------------------
 ------------------------------------- --------- ----------- --------------- --------- -------------
 RBS US Large Cap Trendpilot[] ETN        TRND   12/6/10   S and P 500([R]) Total Return Index         3-Month U.S.
     TPLCUT    TRND.P      TRND.IV         78009L308 200/5
                                                                                                   Treasury Bills(1)

 RBS US Mid Cap Trendpilot[] ETN          TRNM   1/25/11   S and P MidCap 400([R]) Total Return Index  3-Month U.S.
     TPMCUT    TRNM.P      TRNM.IV         78009L209 200/5
                                                                                                   Treasury Bills(1)

                                                                                                   3-Month U.S.

 RBS Gold Trendpilot[] ETN                TBAR   2/17/11   Price of Gold Bullion                   Treasury Bills(1)
     TPGLDUT   TBAR.P      TBAR.IV         78009L407 200/5
                                                                                                   3-Month U.S.

 RBS Oil Trendpilot[] ETN                 TWTI   9/13/11   RBS 12-Month Oil Total Return Index     Treasury Bills(1)
     TPOILUT   TWTI.P      TWTI.IV         78009P127 100/5
 RBS NASDAQ-100([R]) Trendpilot[] ETN     TNDQ   12/8/11   NASDAQ-100([R]) Total Return Index(SM)  3-Month U.S.
     TPNDQUT   TNDQ.K      TNDQ.IV         78009P143 100/5
                                                                                                   Treasury Bills(1)

                                                           BNY Mellon China Select ADR Total       3-Month U.S.

 RBS China Trendpilot[] ETN               TCHI   4/13/12   Return Index(SM)                        Treasury Bills(1)
     TPCHINUT  TCHI.K      TCHI.IV         78009P150 100/3
----------------------------------------- ------ --------- ---------------------------------------
 ------------------------------------- --------- ----------- --------------- --------- -------------
 RBS Sector ETNs

----------------------------------------- ------ --------- ---------------------------------------
 ------------------------------------- --------- ----------- --------------- --------- -------------
                                                           NYSE Arca Equal Weighted

 RBS Global Big Pharma ETN                DRGS   10/21/11  Pharmaceutical Total Return Index(SM)   N/A
     DGETR     DRGS.K      DRGS.IV         78009P135 N/A

        To []nd out more

        Contact your trading desk or Pacer
(1)As of the most recent weekly auction
      Financial at 855-727-3877 for any
fOR REGISTERED BROkER/DEALERS AND REGISTERED INvESTMENT ADvISERS ONLY. NOT fOR DISTRIBUTION TO

INDIvIDUAL INvESTORS.
        trading questions.

fOR REGISTERED BROkER/DEALERS AND REGISTERED INvESTMENT ADvISERS ONLY. NOT fOR
DISTRIBUTION TO INDIvIDUAL INvESTORS.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS
ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The
Benchmark Index for the RBS Global Big Pharma ETNs comprises securities of a limited number of companies concentrated in the pharmaceuticals industry, and may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole. The RBS Oil Trendpilot(TM) ETNs and the RBS
Oil Trendpilot(TM) Index (USD) do not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. Each Trendpilot[] Index may underperform its respective
Benchmark Index, and is expected to perform poorly in volatile markets. The RBS
China Trendpilot[] ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. Liquidity of the market for RBS
ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest. Any payment on RBS ETNs is subject to the ability of The Royal
Bank of Scotland N.V. or The Royal Bank of Scotland plc, as the issuer, and RBS
Holdings N.V. or The Royal Bank of Scotland Group plc, as the guarantor, to pay their respective obligations when they come due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS
ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank
of Scotland Group plc (RBS Group), The Royal Bank of Scotland N.V. (RBS N.V.)
and RBS Holdings N.V. (collectively, the RBS Entities) have []led a registration statement (including a prospectus) with the Securities and
Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been []led with the SEC for more complete information about the relevant
RBS Entities and offerings. You may get these documents for free by visiting
EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS
Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).
RBS US Large Cap Trendpilot(TM) Index (USD), RBS US Mid Cap Trendpilot(TM)
Index (USD) and RBS Gold Trendpilot(TM) Index (USD) are the property of The
Royal Bank of Scotland plc, which has contracted with Standard and Poor's
Financial Services LLC ("S and P") to maintain and calculate these Trendpilot
Indices. The S and P 500([R]) Index and the S and P MidCap 400([R]) Index are the
exclusive property of S and P and have been licensed for use by RBSSI and its af[]liates in connection with the RBS US Large Cap Trendpilot(TM) Index (USD)
and the RBS US Mid Cap Trendpilot(TM) Index (USD), respectively. S and P shall have no liability for any errors or omissions in calculating these Trendpilot(TM)
Indices. "Standard and Poor's([R])", "S and P([R])", "S and P 500([R])" and "S and P MidCap
400([R])" are registered trademarks of S and P. The RBS US Large Cap Trendpilot[]
ETNs, RBS US Mid Cap Trendpilot[] ETNs and RBS Gold Trendpilot[] ETNs are not
sponsored, endorsed, sold or promoted by S and P or its af[]liates, and neither S and P nor its af[]liates make any representation regarding the advisability of investing in such RBS ETNs.
NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc. The RBS NASDAQ-100([R]) Trendpilot(TM) Index is the property of RBS plc.
RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its af[]liates and subsidiaries is referred to as the "Corporations") to calculate and maintain the RBS NASDAQ-100([R]) Trendpilot(TM) Index, either directly or through a third party. Currently, the RBS NASDAQ-100([R]) Trendpilot(TM) Index
is calculated and maintained by Standard and Poor's ("S and P") on behalf of The
NASDAQ OMX Group, Inc. S and P and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS NASDAQ-100([R])
Trendpilot(TM) ETNs, which are based on the RBS NASDAQ-100([R]) Trendpilot(TM)
Index, have not been passed on by the Corporations or S and P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the
Corporations or S and P. THE CORPORATIONS AND S and P MAKE NO WARRANTIES AND BEAR NO
LIABILITY WITH RESPECT TO THE RBS NASDAQ-100([R]) TRENDPILOT(TM) ETNs.
RBS Oil Trendpilot(TM) Index (USD) and RBS 12-Month Oil Total Return Index
(USD) are the property of RBS plc and are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The RBS Oil Trendpilot[] ETNs, which track the RBS Oil Trendpilot(TM) Index (USD) and RBS 12-Month Oil Total Return
Index (USD), are not issued, sponsored, endorsed, sold or promoted by NYSE
Arca, and NYSE Arca makes no representation regarding the advisability of investing in such ETNs. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE WITH RESPECT TO THE RBS OIL TRENDPILOT[] INDEX (USD) OR RBS
12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY DATA INCLUDED THEREIN. IN NO EVENT
SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.
The NYSE Arca Equal Weighted Pharmaceutical Index(SM) and the NYSE Arca Equal
Weighted Pharmaceutical Total Return Index(SM) are service marks of NYSE
Euronext or its af[]liates (NYSE Euronext) and have been licensed for use by
RBS plc and RBSSI (Licensees) in connection with the RBS Global Big Pharma
ETNS. Neither the Licensees nor the RBS Global Big Pharma ETNS is sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the RBS Global Big Pharma ETNS or the ability of the NYSE Arca Equal Weighted Pharmaceutical Index(SM) or the NYSE
Arca Equal Weighted Pharmaceutical Total Return Index(SM) to track general stock market performance. NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES,
AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR
A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE ARCA EQUAL WEIGHTED
PHARMACEUTICAL INDEX(SM) OR THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL TOTAL
RETURN INDEX(SM) OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT
HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL
DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH
DAMAGES.
BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR
Indices are service marks owned by The Bank of New York Mellon Corporation.
This information is provided for general purposes only and is not investment advice. We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY Mellon's Depositary Receipt business is conducted through BNY Mellon.

BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of
BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or []tness for a particular purpose or use with respect to BNY Mellon ADR
Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost pro[]ts), even if noti[]ed of the possibility of such damages. For the full disclaimer please see the pricing supplement relating to the notes that RBS plc and RBS
Group []led with the SEC.
RBS China Trendpilot[] Index is maintained and calculated by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC.
"Dow Jones Indexes" is a service mark of Dow Jones Trademark Holdings LLC ("Dow
Jones"). The RBS China Trendpilot[] ETNs are not sponsored, endorsed, sold or promoted by CME Indexes, Dow Jones or their respective af[]liates, and CME
Indexes, Dow Jones and their respective af[]liates make no representation regarding the advisability of investing in the RBS ETNs.